Exhibit 10.19
2006 CHART EXECUTIVE
INCENTIVE COMPENSATION PLAN
(Effective as of March 1, 2006)
Section 1. Purpose of the Plan
The 2006 Chart Executive Incentive Compensation Plan (the “Plan”) is an important tool to help focus executive officers of Chart Industries, Inc. (the “Company”) to meet the financial goals and objectives of the Company. The purpose of the Plan is to attract, retain, motivate and reward participants by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance. The ultimate goal is to enhance shareholder value and improve bottom line performance by providing meaningful incentives to executive officers and to financially reward them for attaining predetermined performance objectives.
Section 2. Definitions
2.1	“Board" shall mean the Board of Directors of the Company.

2.2	“Bonus" shall mean the cash bonus payable to a Participant pursuant to the Plan.

2.3	“Code" shall mean the Internal Revenue Code of 1986, as amended.

2.4	“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

2.5	“Participant” shall mean an employee of the Company who served or serves as an executive officer in 2005 or 2006 and has been selected by the Committee to participate in the Plan.
Section 3. Administration
The Plan shall be administered and interpreted by the Committee; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under this Plan as it may deem necessary. The Committee shall establish the performance objectives and determine whether and to what extent such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final and conclusive. The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of the Company or an affiliate) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual’s willful misconduct. The Committee may delegate its authority under this Plan, in whole or in part, to any subcommittee thereof.

Section 4. Bonuses
     4.1 The Committee shall establish: (i) the performance objective or objectives and minimum performance thresholds that must be satisfied in order for a Participant to receive a Bonus for the 2006 fiscal year; and (ii) target and maximum incentive bonuses, which bonuses shall be a percentage of annual base salary. Such performance objective or objectives, target and maximum incentive bonuses, minimum performance thresholds and other terms and conditions of receiving the Bonus shall be communicated to each individual Participant in writing.
     4.2 Actual performance below the 100% performance objective(s) but above the minimum performance threshold(s) entitles a Participant to a pro-rated payment of his or her individual target incentive bonus based on the linear relationship between the 100% performance objective(s) and the minimum performance threshold(s). Actual performance below the minimum performance threshold for a performance objective will result in no payment based on that objective.
     4.3 Following the end of the 2006 fiscal year, the Committee shall determine (i) whether and to what extent such performance objective or objectives have been satisfied and (ii) for each Participant, the actual Bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objective or objectives have been met.
     4.4 Each Participant’s Bonus, if any, as determined in accordance with Section 4.3 of the Plan, shall be paid in cash no later than March 15, 2007.
     4.4 Notwithstanding anything herein to the contrary, unless otherwise set forth in an employment agreement between the Participant and the Company, (i) a Participant must be actively employed by the Company on December 31, 2006 in order to be eligible for a Bonus under the Plan, (ii) a Participant on a leave of absence on December 31, 2006 is not eligible for a Bonus under this Plan unless and until they return to active work status from such leave of absence, (iii) Bonuses for Participants newly hired by the Company in 2006 or Participants who experience a leave of absence during the 2006 fiscal year will be adjusted on a prorated basis (in accordance with a proration schedule communicated to the Participant in writing), and (iv) executive officers hired by the Company on or after October 1, 2006 are ineligible to receive a Bonus under the Plan for the 2006 fiscal year and executive officers who work less than 14 weeks during the 2006 fiscal year are ineligible for a Bonus under the Plan.
Section 6. Termination and Amendment
The Company may amend, suspend or terminate the Plan or any portion hereof at any time and in any manner, except that no such amendment, suspension or termination shall, without the consent of an affected Participant, itself reduce the amount to be paid to that Participant under the terms of a Bonus granted hereunder prior to the date of such amendment or termination.
Section 7. Status of the Plan; No Employment Rights; Non-Assignability
The Plan is intended to constitute an “unfunded” bonus plan. With respect to any payments not yet made to a Participant by the Company, nothing herein contained shall provide any Participant with any rights that are greater than those of a general, unsecured creditor of the Company. No Participant shall at any time possess any interest whatsoever in the assets of the Company.
     Neither the establishment of this Plan nor any action taken hereunder or Bonus granted hereunder shall be held or construed to confer on any Participant the right to a continuation of employment by the Company or any of its subsidiaries for any period of time.
     Further, no Participant shall have any right to transfer, assign, alienate or encumber any present or future right or expectation to any benefit hereunder, such rights hereunder being deemed non-assignable and non-transferable except as required by law.
Section 8. Withholding
The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.
Section 9. Severability
Each provision of the Plan will be interpreted in such manner as to be valid and effective but if any provision shall be ruled invalid of unenforceable in any jurisdiction by any court of competent jurisdiction, the invalidity or unenforceability of such provision in such jurisdiction shall not affect any of the remaining provisions of the Plan and the invalid term shall be deemed to be replaced in such jurisdiction by a valid term which most closely reflects the intent of the Plan.
Section 10. Governing Law
The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law.
Section 11. Successors and Assigns
The Plan and the obligations of the Company hereunder shall be binding on its successors and assigns, whether by operation or law or otherwise.
Section 12. Headings
Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.
Section 13. Compliance with Section 409A
Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company.

The Company shall consult with the Participant in good faith regarding the implementation of the provisions of this Section 13; provided that neither the Company nor any of its employees or representatives shall have any liability to the Participant with respect thereto.